Exhibit 10.32
FORBEARANCE
AND AMENDMENT NUMBER TWO
TO
AMENDED AND RESTATED CREDIT AGREEMENT
This Forbearance and Amendment Number Two to Amended and Restated Credit Agreement (this “Agreement”) is made and entered into as of January 22, 2010, by and between Ultralife Corporation (formerly known as Ultralife Batteries, Inc.) (“Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the other lenders under the facility (each a “Lender” and collectively, the “Lenders”) (in such capacity, the “Agent”).
RECITALS
A. As of January 27, 2009, Borrower entered into that certain Amended and Restated Credit Agreement, as amended (as may hereafter be amended and modified, the “Credit Agreement”) with the Agent and the Lenders party thereto. The Credit Agreement and all documents, instruments and agreements executed in connection therewith are collectively, the “Loan Documents.” Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
B. As of January 20, 2010, the amounts outstanding under the Loan Documents are as follows, plus costs and expenses (“Obligations”):

Principal	$15,834,720.00
Interest	$38,078.47
Fees	$57,604.48

TOTAL	$15,930,402.95
C. Borrower’s Obligations under the Credit Agreement are unconditionally guaranteed by each of McDowell Research Co., Inc., RedBlack Communications, Inc., and Stationary Power Services, Inc. as successor by merger of RPS Power Systems, Inc., and Stationary Power Services, Inc. (each a “Guarantor” and collectively, the “Guarantors”) pursuant to the provisions of each Guarantor’s respective guaranty (collectively, the “Guaranties”).
D. On October 30, 2009, Borrower advised the Agent that Borrower failed to comply with the financial covenants in Section 6.09 of the Credit Agreement as of September 30, 2009 (the “Covenant Default”).
E. By letter dated October 30, 2009, the Agent provided Borrower with notice of the Covenant Default pursuant to Section 7(e) of the Credit Agreement (“Default Letter”).
F. On January 15, 2010, the Agent provided Borrower with notice that Events of Default exist under the Loan Documents (“Demand Letter”) as a result of (i) the Covenant Default remaining uncured more than thirty (30) days after the Agent sent the Default Letter, and (ii) Borrower’s failure to pay interest and expenses when due as required pursuant to Section 7(b) of the Credit Agreement (“Payment Default” and collectively with the Covenant Default, the “Disclosed Defaults”).
G. The Disclosed Defaults entitle the Agent and the Lenders to exercise the default remedies set forth in the Loan Documents. Borrower and each of the Guarantors acknowledge receipt of all notices of the Disclosed Defaults required under the Loan Documents or otherwise waive any notices required under the Loan Documents.

H. Borrower and each of the Guarantors have requested that the Agent and the Lenders forbear from exercising their respective rights and remedies under the Loan Documents arising on account of the Disclosed Defaults for a period of time. The Agent and the Lenders have agreed to forbear from exercising such respective rights and remedies, other than the Agent and Lenders right to terminate the Commitments, until the Termination Date (as defined below) upon the terms and conditions set forth herein.
AGREEMENTS
NOW, THEREFORE, in consideration of the Recitals, which are deemed a material part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:
1. In consideration of and as an express condition of the Agent’s and the Lenders’ agreement to comply with the request of Borrower and the Guarantors to forbear from exercising their respective rights and remedies on account of the Disclosed Defaults, other than the Agent and Lenders right to terminate the Commitments, until the Termination Date (as defined below), Borrower and each of the Guarantors agree to the Recitals set forth herein and to undertake the actions hereinafter set forth.
2. In consideration for the agreements and representations made herein, the Agent and the Lenders agree to a) forbear from exercising their respective rights and remedies under the Loan Documents on account of the Disclosed Defaults (which are not waived but expressly preserved), and b) delay the date which all Obligations are due and owing to the Agent and Lenders by the Borrower and Guarantors pursuant to the Demand Letter, until the earlier of: (i) the end of business on February 18, 2010; (ii) the occurrence of a default, other than the Disclosed Defaults, under the Loan Documents, (iii) the date on which the Agent, at the direction of the Required Lenders, elects to terminate the Forbearance Period (as defined below) upon the occurrence of the breach by the Borrower of any term or condition of this Agreement, or iv) the date on which the transaction contemplated by the RBS Commitment (as defined below) is closed. The earlier of (i), (ii) and (iii) herein shall be referred to herein as the “Termination Date” and the period of time from the effectiveness of this forbearance to the Termination Date shall be referred to as the “Forbearance Period.”
3. The Agent’s and the Lenders’ forbearance in Paragraph 2 above shall be conditioned upon, and shall not become effective until, satisfaction of the following:
A.
Borrower and each of the Guarantors duly execute and deliver this Agreement to the Agent, in form and substance acceptable to the Agent in its sole discretion by 5:00 P.M. on January 22, 2010, and the Agreement is agreed to and executed by the Agent and the Lenders; and

B.
The representation and warranties contained in Section 7 of this Agreement and in the Credit Agreement shall be true, correct and complete as of the effective date of this Agreement as though made on such date; and

C.	The Agent shall have received $62,500 from Borrower for the benefit of the Agent and the Lenders on a pro rata basis in consideration of the forbearance and modifications set forth herein; and
D.
The Agent and each Lender shall have received all fees required to be paid under the Credit Agreement, and all expenses for which invoices have been presented to Borrower by the Agent and the Lenders (including the reasonable fees and expenses of legal counsel) to date; and

E.
Execution and delivery to the Agent of a completed initial Collateral Status Certificate (as defined below) and such other and further documentation as the Agent and the Lenders may reasonably deem necessary or appropriate to accomplish the terms set forth herein, each in form and substance reasonably acceptable to the Agent and the Lenders; and

F.	Borrower is current with respect to all amounts currently due and owing to the Agent and the Lenders under the Loan Documents as amended hereby.
4. The Commitments are hereby terminated. Effective upon the satisfaction of all conditions specified in Section 3 hereof, the Credit Agreement is hereby amended as follows:
A. The following definition is hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:
“Amendment No. 2” means that certain Forbearance and Amendment Number Two to the Amended and Restated Credit Agreement dated as of January 22, 2010 among, Borrower, Administrative Agent and Lenders.
B. The definition of “Commitment” set forth in Section 1.01 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure. As of the effective date of the Amendment No. 2, the aggregate amount of the Lenders’ Commitments is $0.
C. Schedule 2.01 of the Credit Agreement is deleted in its entirety. Borrower agrees that the Lenders will not make Revolving Loans to Borrower during the Forbearance Period.
D. Section 2.04 of the Credit Agreement is deleted in its entirety.
E. Section 2.05 of the Credit Agreement is deleted in its entirety.
F. Section 2.06 of the Credit Agreement is deleted in its entirety.
G. Section 2.12(a) of the Credit Agreement is deleted in its entirety.
H. Section 5.01 of the Credit Agreement is hereby amended so that: (i) in subsection (g) thereof the word “and” at the end of such subsection is hereby deleted, (ii) in subsection (h) thereof the period ”.” at the end of such subsection is hereby deleted and replaced with “; and” and (iii) the following subsection is added thereto:
(i) During the Forbearance Period (as defined in Amendment No. 2), on a monthly basis, Borrower’s internally prepared financial statements for such month, including balance sheet and related statements of operations and cash flows in form historically prepared by Borrower.
I. The first sentence of Section 5.08 of the Credit Agreement is hereby superseded and replaced in its entirety and amended to read as follows:
“The proceeds of the Revolving Loans will be used only for working capital purposes of the Borrower in the ordinary course of business as evidenced by supporting documents as requested by the Agent from time to time.”

5. Borrower and Guarantors each hereby covenant and agree with the Agent and the Lenders to the following during the Forbearance Period (as applicable relative to their respective obligations and in addition to, but not in limitation of unless expressly noted, any terms, conditions, and/or covenants set forth in the Loan Documents):
A.
Borrower and each of the Guarantors shall provide the Agent and the Lenders with any information, documents, or reports concerning or related to the Indebtedness under the Credit Agreement, the repayment thereof and their businesses, as the Agent and/or the Lenders may request in their sole discretion, and shall make their management, officers, employees, professionals, agents, and consultants, available to the Agent and the Lenders upon request to answer any reasonable questions regarding the matters set forth above; and

B.
All information provided by Borrower and each of the Guarantors to the Agent and/or the Lenders in connection with this Agreement, whether or not during the Forbearance Period, including, without limitation, information on the exhibits attached hereto or concerning financial status, assets, liabilities, or business plans, whether communicated orally or in writing, shall be true and correct in all material respects.

C.
Borrower shall provide evidence satisfactory to the Agent, as soon as available but in any event at the end of each calendar week, during the Forbearance Period that all payroll, sales and withholding taxes are currently paid and maintained.

D.	Borrower agrees that the Obligations shall bear interest at the rate set forth in Section 2.13(c) of the Credit Agreement.
E.
Borrower shall, at all time during the Forbearance Period, remain in pro forma compliance with the conditions precedent to closing of the $35,000,000 senior secured credit facility offered to Borrower by RBS Business Capital, as set forth in the term sheet dated November 2, 2009, as previously or hereafter amended (“RBS Commitment”).

F.
Borrower shall provide to the Agent, as soon as available but in any event on each Friday during the Forbearance Period, a rolling thirteen (13) week cash flow forecast in form and substance reasonably acceptable to the Agent.

G.
Borrower shall make payments on the outstanding principal amount of the Obligations to Agent for the benefit of the Lenders in the following manner: (i) on the date of execution and delivery of the Agreement, Borrower shall make a payment in the amount of $1,500,000; (ii) on or before January 29, 2010, Borrower shall make a payment in the amount of $3,500,000; and (iii) commencing February 5, 2010 and continuing on each Friday thereafter during the Forbearance Period, Borrower shall make a payment in the amount of $500,000.

H.	Borrower shall immediately notify Agent of any change to the terms or status of the RBS Commitment.
I.	The “Margined Collateral Not Borrowed” identified on line 33 of the Collateral Status Certificate (defined below) attached as Exhibit A, shall not drop below $9,000,000 during the Forbearance Period.
J.	Borrower and Guarantors shall deposit the proceeds of all Accounts (as defined below) of the Borrower and Guarantors in bank accounts maintained with either of the Lenders.

6. Borrower shall provide the Agent, as soon as available but in any event on every Friday during the Forbearance Period, and at such other times as may be requested by the Agent, as of the period then ended, a Collateral Status Certificate and supporting information in connection therewith, together with any additional reports with respect to the Collateral Status as the Agent may reasonably request.
A.	For the purposes of defining Collateral Status, the following definitions shall be applicable:
i).	“Account” has the meaning assigned to such term in the Security Agreement (as defined herein).
ii).	“Account Debtor” means any Person obligated on any of the Accounts.
iii).
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

iv).
“Collateral Status” means, at any time, the sum of (a) up to 80% of Eligible Accounts at such time, plus (b) 30% of Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, minus (c) Reserves. The maximum amount of Inventory which may be included as part of the Collateral Status is $10,000,000. The Agent and Lenders may, in their discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Collateral Status.

v).
“Collateral Status Certificate” means a certificate, signed and certified as accurate and complete by the chief financial officer, principal accounting officer, treasurer or controller of the Borrower, in substantially the form of Exhibit A or another form which is acceptable to the Agent in its sole discretion.

vi).	“Collateral” has the meaning assigned to such term in the Security Agreement.
vii).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

viii).
“Eligible Accounts” means, at any time, the Accounts of the Borrower and Guarantors which the Agent determines in its discretion would be eligible. Without limiting the Agent’s discretion provided herein, Eligible Accounts shall not include any Account:

a).	which is not subject to a first priority perfected security interest in favor of the Agent;
b).	which is subject to any Lien other than (i) a Lien in favor of the Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Agent;
c).
with respect to which (i) is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date, or (ii) which has been written off the books of Borrower or any of the Guarantors or otherwise designated as uncollectible;

d).	which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible hereunder;

e).
which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrower and Guarantors exceeds 10% of the aggregate amount of Eligible Accounts of Borrower and Guarantors;

f).	with respect to which any covenant, representation, or warranty contained in this Agreement, the Credit Agreement or in the Security Agreement has been breached or is not true;

g).
which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s or Guarantors’ completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

h).
for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by Borrower or any of the Guarantors or if such Account was invoiced more than once;

i).	with respect to which any check or other instrument of payment has been returned uncollected for any reason;

j).
which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws, (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

k).	which is owed by any Account Debtor which has sold all or a substantially all of its assets;

l).
which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the Agent which is in the possession of, and is directly drawable by, the Agent;

m).	which is owed in any currency other than U.S. dollars;

n).
which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Agent which is in the possession of the Administrative Agent, or (ii) any Federal Account Debtor unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Agent in such Account have been complied with to the Agent’s satisfaction;

o).	which is owed by any Affiliate, employee, officer, director, agent or stockholder of Borrower or any of the Guarantors;

p).	which, for any Account Debtor, exceeds a credit limit determined by the Agent, to the extent of such excess;

q).
which is owed by an Account Debtor or any Affiliate of such Account Debtor to which Borrower or any of the Guarantors is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

r).	which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

s).	which is evidenced by any promissory note, chattel paper, or instrument;

t).
which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit Borrower or any of the Guarantors to seek judicial enforcement in such jurisdiction of payment of such Account, unless Borrower or any of the Guarantors has filed such report or qualified to do business in such jurisdiction;

u).
with respect to which such Borrower or any of the Guarantors has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and Borrower created a new receivable for the unpaid portion of such Account;

v).
which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

w).
which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrower or any of the Guarantors has or has had an ownership interest in such goods, or which indicates any party other than such Borrower or Guarantors as payee or remittance party;

x).	which was created on cash on delivery terms; or

y).	which the Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Agent otherwise determines is unacceptable for any reason whatsoever.
In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, Borrower shall notify the Agent thereof on and at the time of submission to the Agent of the next Collateral Status Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Agent’s discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that Borrower or any of the Guarantors may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrower or Guarantors to reduce the amount of such Account.
ix).
“Eligible Inventory” means, at any time, the Inventory of the Borrower and Guarantors which the Agent determines in its discretion would be eligible. Without limiting the Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:

a).	which is not subject to a first priority perfected Lien in favor of the Agent;

b).	which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Agent;

c).
which is, in the Agent’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

d).
with respect to which any covenant, representation, or warranty contained in the Credit Agreement or the Security Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

e).
in which any Person (as defined below) other than such Borrower or any of the Guarantors shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

f).
which is not finished goods or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

g).	which is not located in the U.S.;

h).	which is in transit;

i).
which is located in any location leased by such Borrower or any of the Guarantors unless (i) the lessor has delivered to the Agent a Landlord Waiver Agreement (as defined in the Security Agreement) or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Agent in its discretion;

j).
which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Agent a Landlord Waiver Agreement and such other documentation as the Agent may require or (ii) an appropriate Reserve has been established by the Agent in its discretion;

k).	which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor;

l).	which is a discontinued product or component thereof;

m).	which is the subject of a consignment by such Borrower or any of the Guarantors as consignor;

n).	which is perishable;

o).
which contains or bears any intellectual property rights licensed to such Borrower or any of the Guarantors unless the Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

p).	which is not reflected in a current perpetual inventory report of such Borrower or Guarantors;

q).	for which reclamation rights have been asserted by the seller; or

r).	which the Agent otherwise determines is unacceptable for any reason whatsoever.
In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, Borrower shall notify the Agent thereof on and at the time of submission to the Agent of the next Collateral Status Certificate.
x).	“Inventory” has the meaning assigned to such term in the Security Agreement.
xi).
“Net Orderly Liquidation Value” means, with respect to Inventory of Borrower, the orderly liquidation value thereof as determined in a manner acceptable to the Agent by an appraiser acceptable to the Agent, net of all costs of liquidation thereof.

xii).	“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
xiii).	“Reserves” means any and all reserves which the Agent deems necessary, in its discretion, to maintain with respect to the Collateral.
xiv).
“Security Agreement” means collectively the General Security Agreement given by Borrower to the Agent dated as of June 30, 2004 and the General Security Agreements given by each of the Guarantors to the Agent as the same may be modified, amended or reaffirmed.

B.
Borrower shall provide the Agent, as soon as available but in any event at the end of each calendar month, and at such other times as may be requested by the Agent, in form satisfactory to the Agent, a detailed aging of the Borrower’s and Guarantors’ Accounts (1) including all invoices aged by invoice date and due date (with an explanation of the terms offered) and (2) reconciled to the Collateral Status Certificate delivered as of such date prepared in a manner reasonably acceptable to the Agent, together with a summary specifying the name, address, and balance due for each account debtor.

C.
Borrower shall provide the Agent, as soon as available but in any event at the end of each calendar month, and at such other times as may be requested by the Agent, in form satisfactory to the Agent a schedule detailing the Borrower’s and Guarantors’ Inventory, in form satisfactory to the Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Agent has previously indicated to the Borrower are deemed by the Agent to be appropriate, (2) including a report of any variances or other results of Inventory counts performed by the Borrower or any Guarantors since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrower or Guarantors and complaints and claims made against the Borrower or Guarantors), and (3) reconciled to the Collateral Status Certificate delivered as of such date.

D.
Subject to the limitations set forth below, the Agent is authorized by Borrower and the Lenders, from time to time, at the direction of the Required Lenders, (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Required Lenders, in their discretion, deem necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”). Protective Advances may be made even if the conditions precedent set forth in Section 4.02 of the Credit Agreement have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Agent for the benefit of the Lenders in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be at the discretion of the Agent. The Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance and Lenders shall make such Revolving Loan directly to the Agent.

Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Lender, such Lender’s applicable percentage of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance.
7. As a material inducement to the Agent and the Lenders to enter into this Agreement, Borrower and each of the Guarantors (as appropriate relative to their respective obligations) hereby represent and warrant that:
A.	Each of the Recitals set forth above is true and correct in all material respects;
B.
Except for the Disclosed Defaults, to the best of their knowledge, Borrower and each of the Guarantors have complied with all of their respective obligations under the Loan Documents in all material respects. There is no Default or Event of Default which has occurred and is continuing under any of the Loan Documents other than the Disclosed Defaults;

C.
Except for the Disclosed Defaults arising out of breaches of representations and warranties contained in the Loan Documents, the representations and warranties set forth in Loan Documents remain true and correct in all material respects as of the date of this Agreement;

D.
The execution, delivery, and performance of this Agreement, and any other document required herein, is within the corporate powers of Borrower and the Guarantors, has been duly authorized by all necessary corporate action and does not and will not: (i) require any consent or approval of the board of directors of Borrower or the Guarantors; (ii) violate any provision of the articles of incorporation of Borrower or the Guarantors, its bylaws, any other document of corporate governance, or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower or the Guarantors; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority; (iv) cause any breach of, or constitute a default under, any contract, indenture or other agreement or instrument under which Borrower or any Guarantor is a party or by which it or its properties may be bound or affected; or (v) result in the imposition of any lien, charge or encumbrance upon any property of Borrower or any Guarantor;

E.
This Agreement constitutes, and any of the documents required herein will constitute upon execution and delivery, legal, valid, and binding obligations of the Borrower and each of the Guarantors, enforceable in accordance with its terms;

F.
Borrower and each of the Guarantors do not, and hereby covenant that they will not, contest that the Agent and the Lender have and will continue to possess valid and perfected security interests in, and liens upon, all of the property as set forth in the Loan Documents; and

G.
All information provided by Borrower and each of the Guarantors to the Agent and/or the Lenders, previously or in connection with this Agreement, including, without limitation, information on the exhibits attached hereto and concerning financial status, assets, liabilities, or business plans, whether communicated orally or in writing, is true and correct in all material respects.

8. In the event that Borrower or any of the Guarantors fails to satisfy any covenants, representations, warranties, or agreements of this Agreement or any other Loan Document (other than the violations giving rise to the Disclosed Defaults), such failure shall immediately without further notice constitute an event of default under this Agreement (“Forbearance Default”) and the Agent and the Lenders shall be deemed to have no obligation to forbear in exercising any of its rights or remedies under the Loan Documents, this Agreement, or any agreement or document executed in connection herewith.
9. Upon the occurrence of a Forbearance Default as defined in Paragraph 8 hereof, the Agent and the Lenders may, at their option, terminate their obligations under this Agreement and the Loan Documents; and thereafter the Agent and the Lenders shall be entitled to immediately exercise all respective rights and remedies available to the Agent and the Lenders herein and in the Loan Documents, under the Uniform Commercial Code, and any other state or federal law. Notwithstanding the foregoing, however, the representations, warranties, acknowledgments, covenants, and agreements made by Borrower and Guarantors herein shall survive the Agent’s and the Lenders’ election to terminate its obligations hereunder in the event of a Forbearance Default.
10. Borrower and each of the Guarantors acknowledge and agree that: (i) the Disclosed Defaults have occurred and are existing under the Loan Documents as of the date of this Agreement; and (ii) the Agent and the Lenders are entitled to take all actions legally available to them under the Loan Documents or applicable law upon the occurrence of an event of default without any further or additional notice to Borrower or the Guarantors.
11. Borrower and each of the Guarantors restate, acknowledge and agree that: (i) the amounts set forth in Recital B above are outstanding under the Obligations without claim, offset, counterclaim, defense or affirmative defense of any kind and the Obligations remain the continuing and individual obligations of Borrower and each of the Guarantors, until all amounts due thereunder, including attorneys’ fees and costs incurred by the Agent and the Lenders in connection with this Agreement or enforcement of the Loan Documents, are paid in full; (ii) the liens and security interests granted to the Agent and the Lenders by Borrower and each of the Guarantors are and remain valid security interests in the assets of those parties; and (iii) as of the date hereof, Borrower and each of the Guarantors hereby release, discharge, and agree to hold harmless the Agent and the Lenders and their representatives, agents, employees, attorneys, directors, officers, parents, affiliates, assigns, insurers, subsidiaries, and their successors and assigns (collectively, the “Released Parties”) from any and all claims, defenses, affirmative defenses, setoffs, counterclaims, actions, causes of action, suits, controversies, agreements, provisions, liabilities and demands in law or in equity, whether known or unknown (collectively, the “Claims”) which Borrower or any of the Guarantors ever had, now has, or may hereafter have against or related to the Released Parties through the date of this Agreement, including, but not limited to, Claims relating to or arising out of the Loan Documents or the transactions described therein, the Obligations, the Agent’s and the Lenders’ administration of the Loan Documents, the banking relationship of Borrower or any of the Guarantors with the Agent and/or the Lenders, or this Agreement.

12. Each of the Guarantors hereby acknowledges and agrees to the continuing authenticity and enforceability of each of the Guaranties notwithstanding the agreements set forth herein. Each of the Guarantors hereby ratify and reaffirm each of the Guaranties in their entirety, confirm the continuing validity of each of the Guaranties and agree that each of the Guaranties shall remain in full force and effect until the Obligations have been paid in full in cash to the Agent and the Lenders and all remaining obligations of the Borrower and each of the Guarantors to the Agent and the Lenders under the Loan Documents and this Agreement have been performed to the Agent’s and the Lenders’ satisfaction. The Guaranties are incorporated herein by reference.
13. Each of the Guarantors agrees that, as of the date hereof, it has no claims or defenses of any kind by way of offset or otherwise to the payment and satisfaction in full of the Obligations to Agent and the Lenders pursuant to each of the Guaranties. To the extent that any such claim or defense may presently exist or may arise in the future, each of the Guarantors expressly waive any and all claims or defenses against any of the Released Parties that now or hereafter exist by reason of, among other things, and without limitation: (i) any and all amendments or modifications of any document or instrument; (ii) any and all alterations, accelerations, extensions or other changes in the time or manner of payment or performance of the Obligations; (iii) any and all increases or decreases in the rate of interest or other charges; (iv) the release, substitution or addition of any collateral or any shareholder of the corporation; (v) any failure of the Agent or the Lenders to give notice of default to the Borrower or any shareholder; (vi) any failure of the Agent or the Lenders to pursue the Borrower or any of the Borrower’s property with due diligence; or (vii) any failure of the Agent or the Lenders to resort to the collateral or to remedies which may be available to it.
14. The agreements set forth herein constitute the terms and conditions of forbearance only and not a novation. Except as specifically set forth in this Agreement, the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. To the extent that any provision of this Agreement conflicts with any terms or conditions set forth in the Loan Documents, the provisions of this Agreement shall supersede and control. Borrower and each of the Guarantors shall continue to comply with all undertakings, obligations and representations set forth in the Loan Documents to the extent not modified in this Agreement. Except as expressly provided herein, the execution and delivery of this Agreement shall not: (i) constitute an extension, modification, or waiver of any aspect of the Loan Documents or any right or remedy thereunder; (ii) extend the terms of the Loan Documents or the due date of any of the loans set forth therein; (iii) establish a course of dealing between the Agent and/or the Lenders and Borrower and/or any of the Guarantors or give rise to any obligation on the part of the Agent or the Lenders to extend, modify or waive any term or condition of the Loan Documents; or (iv) give rise to any defenses or counterclaims to the Agent’s or the Lenders’ right to compel payment of any loan or to otherwise enforce their respective rights and remedies under the Loan Documents.
15. Borrower and each of the Guarantors acknowledge that it: (i) has been represented, or had the opportunity to be represented, by its own legal counsel in connection with the Loan Documents and this Agreement, including, without limitation, with respect to the releases set forth in Paragraph 11 above; (ii) that it has exercised independent judgment with respect to the Loan Documents and this Agreement; (iii) that it has not relied on the Agent or the Lenders or on their counsel for any advice with respect to the Loan Documents or this Agreement; and (iv) has had a reasonable opportunity to consider whether there may be future damages, injuries, claims, obligations, or liabilities which presently are unknown, unforeseen or not yet in existence and consciously intends to release them. Based upon the foregoing, no rule of contract construction or interpretation shall be employed to construe this Agreement more strictly against one party or the other.
16. This Agreement has been negotiated, executed, and delivered in the State of New York and shall be deemed to have been made in the State of New York. The validity of this Agreement, its construction, interpretation, and enforcement as well as the rights of the parties hereunder (including, without limitation, with respect to the collateral) shall be determined under, governed by, and construed in accordance with the internal laws of the State of New York (without regard to its conflict of law principles).

17. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
18. This Agreement and the other documents referred to herein contain the entire agreement between the Agent, the Lenders, Borrower, and the Guarantors, or any of them, with respect to the subject matter hereof and supersedes all previous communications and negotiations. No representation, undertaking, promise, or condition concerning the subject matter hereof shall be binding upon the Agent or the Lenders unless clearly expressed in this Agreement or in the other documents referred to herein. Any discussions and correspondence about the terms of a possible extension, modification, and/or restructuring of the Loan Documents shall be deemed to be in the nature of settlement negotiations. Accordingly, any such discussions and correspondence will not be admissible in any legal or administrative proceedings and shall not be actionable under any theory of law or utilized for any purpose without the consent of all parties. No agreement which is reached herein shall give rise to any claim or cause of action except for breach of the express provisions of a legally binding written agreement.
19. Nothing contained in this Agreement or any other document referred to herein, nor any action taken pursuant hereto or thereto, shall be construed as: (i) permitting or obligating the Agent or the Lenders to act as financial or business advisor or consultant to Borrower or any of the Guarantors; (ii) permitting or obligating the Agent or the Lenders to control or to conduct the operations of Borrower or any of the Guarantors; (iii) creating any fiduciary obligation on the part of the Agent or the Lenders to Borrower or any of the Guarantors; or (iv) causing Borrower or any of the Guarantors to be treated as an agent of the Agent or the Lenders.
20. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement. Any of the parties hereto may execute this Agreement by signing, whether by facsimile or portable document format transmission or otherwise, any such counterpart.
21. BORROWER AND EACH OF THE GUARANTORS HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN NEW YORK CITY, NEW YORK, AND WAIVE ANY OBJECTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. BORROWER AND EACH OF THE GUARANTORS WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THEM, AND CONSENT TO ALL SUCH SERVICE OF PROCESS MADE BY MAIL OR BY MESSENGER DIRECTED TO THEM AT THE ADDRESSES SPECIFIED IN THE LOAN DOCUMENTS. NOTHING HEREIN SHALL AFFECT THE AGENT’S OR THE LENDERS’ RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW, OR LIMIT THE AGENT’S OR THE LENDERS’ RIGHT TO BRING PROCEEDINGS AGAINST BORROWER OR ANY OF THE GUARANTORS OR ANY OF THEIR PROPERTY OR ASSETS IN THE COMPETENT COURTS OF ANY OTHER JURISDICTION OR JURISDICTIONS.
22. BORROWER AND EACH OF THE GUARANTORS HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, ANY DOCUMENT DELIVERED HEREUNDER OR IN CONNECTION HEREWITH, OR ANY TRANSACTION ARISING FROM OR CONNECTED TO ANY OF THE FOREGOING. BORROWER AND EACH OF THE GUARANTORS REPRESENT THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.
23. BORROWER AND EACH OF THE GUARANTORS HEREBY WAIVE ANY RIGHT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO CLAIM OR RECOVER FROM THE AGENT OR THE LENDERS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

24. This Agreement shall be binding on Borrower, the Guarantors and each of their respective successors and assigns, and shall inure solely to the benefit of the Agent, the Lenders, their successors, assigns, and affiliates. No third-party or other person or entity shall have any rights or benefits under this Agreement.
25. Borrower agrees to pay on demand all costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Agreement and the other documents related hereto, including the fees and out-of-pocket expenses of counsel for the Agent and the Lenders.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first above written.

ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain

		Name:	Philip A. Fain
		Title:	Chief Financial Officer and Treasurer

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A., as Agent

	By:	/s/ Thomas C. Strasenburgh

		Name:	Thomas C. Strasenburgh
		Title:	Vice President

LENDERS:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Thomas C. Strasenburgh

		Name:	Thomas C. Strasenburgh
		Title:	Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY

	By:	/s/ Jon Fogle

		Name:	Jon Fogle
		Title:	Vice President